Exhibit (h)(6)

November 19, 2012

Boston Financial Data Services, Inc.

2000 Crown Colony Dr.

Quincy, MA 02169

Re: Transfer Agency and Services Agreement

Ladies and Gentlemen:

Reference is made to the Transfer Agency and Services Agreement (the “Agreement”), dated as of April 4, 2009, by and among Boston Financial Data Services, Inc., a Massachusetts corporation, and certain registered management investment companies affiliated with Legg Mason, Inc.

Please be advised that Legg Mason Partners Institutional Trust (the “Trust”) has established a new series of shares to be known as Western Asset Municipal High Income SMASh Fund (the “Fund”). In accordance with the terms of the Agreement, the Trust hereby requests that you render services as transfer agent with respect to the Fund under the terms of the Agreement, effective as of the date set forth below.

Except to the extent expressly set forth herein, this letter shall not be deemed to otherwise amend or modify any term of the Agreement.

Please sign below to acknowledge your receipt of this notice adding the Fund as a beneficiary under the Agreement.

LEGG MASON PARTNERS INSTITUTIONAL TRUST
on behalf of its series Western Asset Municipal High Income SMASh Fund

By:	/s/ R. Jay Gerken
Name:	R. Jay Gerken
Title:	President

BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ Robert A. Chabot
Name:	Robert A. Chabot
Title:	Vice President

Effective Date: November 28, 2012